ENERGY TRANSFER PARTNERS
REPORTS THIRD QUARTER RESULTS
Dallas – November 5, 2014 – Energy Transfer Partners, L.P. (NYSE: ETP) today reported its financial results for the quarter ended September 30, 2014. Adjusted EBITDA for Energy Transfer Partners, L.P. (“ETP” or the “Partnership”) for the three months ended September 30, 2014 totaled $1.17 billion, an increase of $230 million over the same period last year. Distributable Cash Flow attributable to the partners of ETP for the three months ended September 30, 2014 totaled $610 million, an increase of $77 million over the same period last year. Income from continuing operations for the three months ended September 30, 2014 was $447 million, an increase of $56 million over the same period last year.
In October 2014, ETP announced that its Board of Directors approved an increase in its quarterly distribution to $0.9750 per unit ($3.90 annualized) on ETP Common Units for the quarter ended September 30, 2014, representing an increase of $0.28 per Common Unit on an annualized basis, or 7.7%, compared to the third quarter of 2013 For the quarter ended September 30, 2014, ETP’s distribution coverage ratio was 1.13x.
ETP’s other recent key accomplishments include the following:

•
In August 2014, ETP and Susser Holdings Corporation (“Susser”) completed the previously announced merger of an indirectly wholly-owned subsidiary of ETP, with and into Susser, with Susser surviving the merger as a subsidiary of ETP for total consideration valued at $1.8 billion.

•
In October 2014, Sunoco LP (previously named Susser Petroleum Partners LP) acquired Mid-Atlantic Convenience Stores, LLC (“MACS”) from ETP in a transaction valued at approximately $768 million. The transaction included approximately 110 company-operated retail convenience stores and 200 dealer-operated and consignment sites from MACS.

•
In October 2014, Energy Transfer Equity, L.P. (“ETE”), ETP and Phillips 66 announced that they have formed two joint ventures to develop the previously announced Dakota Access Pipeline (“DAPL”) and Energy Transfer Crude Oil Pipeline (“ETCOP”) projects. ETP and ETE will hold an aggregate interest of 75% in each joint venture and will operate both pipeline systems. Phillips 66 owns the remaining 25% interests and will fund its proportionate share of the construction costs. The DAPL and ETCOP projects are expected to begin commercial operations in the fourth quarter of 2016.

•
In October 2014, ETP announced it has secured additional long-term binding shipper agreements on its Rover natural gas pipeline project to connect Marcellus and Utica Shale supplies to markets in the Midwest, Great Lakes and Gulf Coast regions of the United States and Canada. As a result of the additional agreements, the pipeline is fully subscribed with 15 and 20 year fee-based contracts to transport 3.25 billion cubic feet per day of capacity.

•
On November 5, 2014, ETP announced its plans to construct two new 200 million cubic feet per day cryogenic gas processing plants and associated gathering systems in the Eagle Ford and Eaglebine production areas.  ETP expects to have the first plant online by June 2015 and the second plant by the fourth quarter of 2015.

•
On November 5, 2014, ETP and Regency Energy Partners LP (“Regency”) announced that Lone Star NGL LLC (“Lone Star”) will construct a third natural gas liquids fractionator at its facility in Mont Belvieu, Texas, which will bring Lone Star’s total fractionation capacity at Mont Belvieu to 300,000 Bbls/d. Lone Star’s third fractionator is scheduled to be operational by December 2015.

•	As of September 30, 2014, ETP’s $2.5 billion revolving credit facility had $800 million of outstanding borrowings, and the leverage ratio, as defined by the credit agreement, was 4.13x.
An analysis of ETP’s segment results and other supplementary data is provided after the financial tables shown below. ETP has scheduled a conference call for 8:00 a.m. Central Time, Thursday, November 6, 2014 to discuss the third quarter 2014 results. The conference call will be broadcast live via an internet web cast, which can be accessed through www.energytransfer.com and will also be available for replay on ETP’s web site for a limited time.
Energy Transfer Partners, L.P. (NYSE: ETP) is a master limited partnership owning and operating one of the largest and most diversified portfolios of energy assets in the United States. ETP currently owns and operates approximately 35,000 miles of natural gas and natural gas liquids pipelines. ETP owns 100% of Panhandle Eastern Pipe Line Company, LP (the successor of Southern Union Company) and a 70% interest in Lone Star NGL LLC, a joint venture that owns and operates natural gas liquids storage, fractionation and transportation assets. ETP also owns the general partner, 100% of the incentive distribution rights, and approximately 67.1 million common units in Sunoco Logistics Partners L.P. (NYSE: SXL), which operates a geographically diverse portfolio of crude oil and refined products pipelines, terminalling and crude oil acquisition and marketing assets. ETP owns 100% of Sunoco, Inc. and 100% of Susser Holdings Corporation. Additionally, ETP owns the general partner, 100% of the incentive distribution rights and approximately 44% of the limited partner interests in Sunoco LP (formerly Susser Petroleum Partners LP) (NYSE: SUN), a wholesale fuel distributor and convenience store operator. ETP’s general partner is owned by ETE. For more information, visit the Energy Transfer Partners, L.P. web site at www.energytransfer.com.
Energy Transfer Equity, L.P. (NYSE: ETE) is a master limited partnership which owns the general partner and 100% of the incentive distribution rights (IDRs) of Energy Transfer Partners, L.P. (NYSE: ETP), approximately 30.8 million ETP common units, and approximately 50.2 million ETP Class H Units, which track 50% of the underlying economics of the general partner interest and the IDRs of Sunoco Logistics Partners L.P. (NYSE: SXL). ETE also owns the general partner and 100% of the IDRs of Regency Energy Partners LP (NYSE: RGP) and approximately 57.2 million RGP common units. On a consolidated basis, ETE’s family of companies owns and operates approximately 71,000 miles of natural gas, natural gas liquids, refined products, and crude oil pipelines. For more information, visit the Energy Transfer Equity, L.P. web site at www.energytransfer.com.
Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership that owns and operates a logistics business consisting of a geographically diverse portfolio of complementary crude oil, refined products, and natural gas liquids pipeline, terminalling and acquisition and marketing assets which are used to facilitate the purchase and sale of crude oil, refined products, and natural gas liquids. SXL’s general partner is owned by Energy Transfer Partners, L.P. (NYSE: ETP). For more information, visit the Sunoco Logistics Partners, L.P. web site at www.sunocologistics.com.
Sunoco LP (NYSE: SUN) is a master limited partnership that primarily distributes motor fuel to convenience stores, independent dealers, commercial customers and distributors. Sunoco LP also operates more than 100 convenience stores and retail fuel sites. Sunoco LP’s general partner is owned by Energy Transfer Partners, L.P. (NYSE: ETP). For more information, visit the Sunoco LP web site at www.sunocolp.com.
Forward-Looking Statements
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Reports on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our web site at www.energytransfer.com.
Contacts
Investor Relations:
Energy Transfer
Brent Ratliff
214-981-0700 (office)
Media Relations:
Vicki Granado
Granado Communications Group
214-599-8785 (office)
214-498-9272 (cell)

ENERGY TRANSFER PARTNERS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)

	September 30, 2014	December 31, 2013
ASSETS

CURRENT ASSETS	$7,444	$6,239

PROPERTY, PLANT AND EQUIPMENT, net	28,545	25,947

ADVANCES TO AND INVESTMENTS IN UNCONSOLIDATED AFFILIATES	3,820	4,436
NON-CURRENT PRICE RISK MANAGEMENT ASSETS	—	17
GOODWILL	6,116	4,729
INTANGIBLE ASSETS, net	1,974	1,568
OTHER NON-CURRENT ASSETS, net	672	766
Total assets	$48,571	$43,702

LIABILITIES AND EQUITY

CURRENT LIABILITIES	$7,621	$6,067

LONG-TERM DEBT, less current maturities	17,540	16,451
NON-CURRENT PRICE RISK MANAGEMENT LIABILITIES	82	54
DEFERRED INCOME TAXES	4,128	3,762
OTHER NON-CURRENT LIABILITIES	1,071	1,080

COMMITMENTS AND CONTINGENCIES
REDEEMABLE NONCONTROLLING INTERESTS	15	—

EQUITY:
Total partners’ capital	12,301	11,540
Noncontrolling interest	5,813	4,748
Total equity	18,114	16,288
Total liabilities and equity	$48,571	$43,702

ENERGY TRANSFER PARTNERS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
REVENUES	$13,618	$11,902	$38,879	$34,307
COSTS AND EXPENSES:
Cost of products sold	12,124	10,654	34,626	30,477
Operating expenses	401	347	1,028	1,001
Depreciation and amortization	289	253	823	764
Selling, general and administrative	136	122	310	373
Total costs and expenses	12,950	11,376	36,787	32,615
OPERATING INCOME	668	526	2,092	1,692
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(212)	(210)	(648)	(632)
Equity in earnings of unconsolidated affiliates	69	28	205	137
Gain on sale of AmeriGas common units	14	87	177	87
Gains (losses) on interest rate derivatives	(25)	—	(73)	46
Other, net	(15)	7	(32)	6
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE	499	438	1,721	1,336
Income tax expense from continuing operations	52	47	268	139
INCOME FROM CONTINUING OPERATIONS	447	391	1,453	1,197
Income from discontinued operations	—	13	66	44
NET INCOME	447	404	1,519	1,241
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	105	49	291	244
NET INCOME ATTRIBUTABLE TO PARTNERS	342	355	1,228	997
GENERAL PARTNER’S INTEREST IN NET INCOME	135	146	373	429
CLASS H UNITHOLDER’S INTEREST IN NET INCOME	59	—	159	—
COMMON UNITHOLDERS’ INTEREST IN NET INCOME	$148	$209	$696	$568
INCOME FROM CONTINUING OPERATIONS PER COMMON UNIT:
Basic	$0.44	$0.51	$1.91	$1.55
Diluted	$0.44	$0.51	$1.90	$1.55
NET INCOME PER COMMON UNIT:
Basic	$0.44	$0.55	$2.11	$1.63
Diluted	$0.44	$0.55	$2.10	$1.63
WEIGHTED AVERAGE NUMBER OF COMMON UNITS OUTSTANDING:
Basic	331.4	374.1	324.8	342.8
Diluted	333.1	375.5	326.4	344.1

SUPPLEMENTAL INFORMATION
(Tabular dollar amounts in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow (a):
Net income	$447	$404	$1,519	$1,241
Interest expense, net of interest capitalized	212	210	648	632
Gain on sale of AmeriGas common units	(14)	(87)	(177)	(87)
Income tax expense from continuing operations	52	47	268	139
Depreciation and amortization	289	253	823	764
Non-cash compensation expense	15	12	42	36
(Gains) losses on interest rate derivatives	25	—	73	(46)
Unrealized (gains) losses on commodity risk management activities	(16)	(8)	14	(45)
LIFO valuation adjustments	51	(6)	17	(22)
Equity in earnings of unconsolidated affiliates	(69)	(28)	(205)	(137)
Adjusted EBITDA related to unconsolidated affiliates	163	151	529	474
Other, net	17	(6)	(4)	18
Adjusted EBITDA (consolidated)	1,172	942	3,547	2,967
Adjusted EBITDA related to unconsolidated affiliates	(163)	(151)	(529)	(474)
Distributions from unconsolidated affiliates	91	144	264	341
Interest expense, net of interest capitalized	(212)	(210)	(648)	(632)
Amortization included in interest expense	(14)	(16)	(48)	(63)
Current income tax expense from continuing operations	(6)	(26)	(333)	(45)
Income tax expense related to the Lake Charles LNG Transaction	—	—	277	—
Maintenance capital expenditures	(98)	(62)	(196)	(234)
Other, net	(1)	2	2	4
Distributable Cash Flow (consolidated)	769	623	2,336	1,864
Distributable Cash Flow attributable to Sunoco Logistics Partners L.P. (“Sunoco Logistics”) (100%)	(194)	(120)	(573)	(503)
Distributions from Sunoco Logistics to ETP	74	53	204	147
Distributable Cash Flow attributable to Sunoco LP (100%)	(4)	—	(4)	—
Distributions from Sunoco LP to ETP	8	—	8	—
Distributions to ETE in respect of ETP Holdco Corporation (“Holdco”)	—	—	—	(50)
Distributions to Regency in respect of Lone Star (b)	(43)	(23)	(113)	(62)
Distributable Cash Flow attributable to the partners of ETP	$610	$533	$1,858	$1,396

Distributions to the partners of ETP:
Limited Partners:
Common Units held by public	$314	$253	$864	$740
Common Units held by ETE	30	45	88	223
Class H Units held by ETE Common Holdings, LLC (“ETE Holdings”) (c)	56	51	159	51
General Partner interests held by ETE	6	5	16	15
Incentive Distribution Rights (“IDRs”) held by ETE	200	165	546	528
IDR relinquishment related to previous transactions	(67)	(21)	(182)	(107)
Total distributions to be paid to the partners of ETP	$539	$498	$1,491	$1,450
Distributions credited to Holdco transactions (d)	—	—	—	(68)
Net distributions to the partners of ETP	$539	$498	$1,491	$1,382
Distribution coverage ratio (e)	1.13x	1.07x	1.25x	1.01x

(a)
Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures used by industry analysts, investors, lenders, and rating agencies to assess the financial performance and the operating results of ETP’s fundamental business activities and should not be considered in isolation or as a substitute for net income, income from operations, cash flows from operating activities, or other GAAP measures.

There are material limitations to using measures such as Adjusted EBITDA and Distributable Cash Flow, including the difficulty associated with using either as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss or cash flows. In addition, our calculations of Adjusted EBITDA and Distributable Cash Flow may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP, such as gross margin, operating income, net income, and cash flow from operating activities.
Definition of Adjusted EBITDA
ETP defines Adjusted EBITDA as total partnership earnings before interest, taxes, depreciation, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities and other non-operating income or expense items. Unrealized gains and losses on commodity risk management activities include unrealized gains and losses on commodity derivatives and inventory fair value adjustments (excluding lower of cost or market adjustments). Adjusted EBITDA reflects amounts for less than wholly-owned subsidiaries based on 100% of the subsidiaries’ results of operations and for unconsolidated affiliates based on ETP’s proportionate ownership.
Adjusted EBITDA is used by management to determine our operating performance and, along with other financial and volumetric data, as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation.
Definition of Distributable Cash Flow
ETP defines Distributable Cash Flow as net income, adjusted for certain non-cash items, less maintenance capital expenditures. Non-cash items include depreciation and amortization, non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities and deferred income taxes. Unrealized gains and losses on commodity risk management activities includes unrealized gains and losses on commodity derivatives and inventory fair value adjustments (excluding lower of cost or market adjustments). Distributable Cash Flow reflects earnings from unconsolidated affiliates on a cash basis.
Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash, and Distributable Cash Flow is calculated to evaluate our ability to fund distributions through cash generated by our operations.
On a consolidated basis, Distributable Cash Flow includes 100% of the Distributable Cash Flow of ETP’s consolidated subsidiaries. However, to the extent that noncontrolling interests exist among ETP’s subsidiaries, the Distributable Cash Flow generated by ETP’s subsidiaries may not be available to be distributed to the partners of ETP. In order to reflect the cash flows available for distributions to the partners of ETP, ETP has reported Distributable Cash Flow attributable to the partners of ETP, which is calculated by adjusting Distributable Cash Flow (consolidated), as follows:

•
For subsidiaries with publicly traded equity interests, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, and Distributable Cash Flow attributable to the partners of ETP includes distributions to be received by the parent company with respect to the periods presented.

•
For consolidated joint ventures or similar entities, where the noncontrolling interest is not publicly traded, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, but Distributable Cash Flow attributable to the partners of ETP is net of distributions to be paid by the subsidiary to the noncontrolling interests. Currently, Lone Star is such a subsidiary, as it is 30% owned by Regency, which is an unconsolidated affiliate. Prior to April 30, 2013, Holdco was also such a subsidiary, as ETE held a noncontrolling interest in Holdco.

The Partnership has presented Distributable Cash Flow in previous communications; however, the Partnership changed its calculation of this non-GAAP measure in recent periods and has revised amounts in prior periods to be consistent with the Partnership’s updated calculation of this measure.

Following is a summary of these changes:

•
Previously, the Partnership’s calculation of Distributable Cash Flow reflected the impact of amortization included in interest expense. Such amortization includes amortization of deferred financing costs, premiums or discounts on the issuance of long-term debt, and fair value adjustments on long-term debt assumed in acquisitions. The Partnership revised its calculation of Distributable Cash Flow to exclude the impact of such amortization. Management believes that this revised calculation is more useful and more accurately reflects the cash flows of the Partnership that are available for payment of distributions.

•
Previously, the Partnership’s calculation of Distributable Cash Flow reflected income tax expense from continuing operations, which included current and deferred income taxes. Current income tax expense represents the estimated taxes that will be payable or refundable for the current period, while deferred income taxes represent the estimated tax effects of tax carryforwards and the reversal of temporary differences between financial reporting carrying amounts and the tax basis of existing assets and liabilities. The Partnership revised its calculation of Distributable Cash Flow to reflect current income tax expense from continuing operations, rather than total income tax expense from continuing operations. Management believes that this revised calculation is more useful and more accurately reflects the cash flows of the Partnership that are available for payment of distributions.

Distributable Cash Flow previously reported for the three and nine months ended September 30, 2013 has been revised to reflect these changes.

(b)
Cash distributions to Regency in respect of Lone Star consist of cash distributions paid in arrears on a quarterly basis. These amounts are in respect of the periods then ended, including payments made in arrears subsequent to period end.

(c)	Distributions on the Class H Units for the three and nine months ended September 30, 2014 and 2013 were calculated as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
General partner distributions and incentive distributions from Sunoco Logistics	$49	$32	$131	$32
	50.05%	50.05%	50.05%	50.05%
Share of Sunoco Logistics general partner and incentive distributions payable to Class H Unitholder	25	16	66	16
Incremental distributions payable to Class H Unitholder	31	35	93	35
Total Class H Unit distributions	$56	$51	$159	$51
Incremental distributions to the Class H Unitholder is based on the scheduled amounts through the first quarter of 2017, as set forth in Amendment No. 5 to ETP’s Amended and Restated Agreement of Limited Partnership.

(d)
For the nine months ended September 30, 2013, net distributions to the partners of ETP excluded distributions paid in respect of the quarter ended March 31, 2013 on 49.5 million ETP Common Units issued to ETE as a portion of the consideration for ETP’s acquisition of ETE’s interest in Holdco on April 30, 2013. These newly issued ETP Common Units received cash distributions on May 15, 2013; however, such distributions were reduced from the total cash portion of the consideration paid to ETE in connection with the April 30, 2013 Holdco transaction.

(e)
Distribution coverage ratio for a period is calculated as Distributable Cash Flow attributable to the partners of ETP divided by net distributions expected to be paid to the partners of ETP in respect of such period.

SUMMARY ANALYSIS OF QUARTERLY RESULTS BY SEGMENT
(Tabular dollar amounts in millions)
(unaudited)
Our segment results were presented based on the measure of Segment Adjusted EBITDA. The tables below identify the components of Segment Adjusted EBITDA, which was calculated as follows:

•	Gross margin, operating expenses, and selling, general and administrative. These amounts represent the amounts included in our consolidated financial statements that are attributable to each segment.

•
Unrealized gains or losses on commodity risk management activities and LIFO valuation adjustments. These are the unrealized amounts that are included in cost of products sold to calculate gross margin. These amounts are not included in Segment Adjusted EBITDA; therefore, the unrealized losses are added back and the unrealized gains are subtracted to calculate the segment measure.

•
Non-cash compensation expense. These amounts represent the total non-cash compensation recorded in operating expenses and selling, general and administrative expenses. This expense is not included in Segment Adjusted EBITDA and therefore is added back to calculate the segment measure.

•
Adjusted EBITDA related to unconsolidated affiliates. These amounts represent our proportionate share of the Adjusted EBITDA of our unconsolidated affiliates. Amounts reflected are calculated consistently with our definition of Adjusted EBITDA.

	Three Months Ended September 30,
	2014	2013	Change
Segment Adjusted EBITDA:
Midstream	$159	$136	$23
Liquids transportation and services	163	100	63
Interstate transportation and storage	264	310	(46)
Intrastate transportation and storage	108	108	—
Investment in Sunoco Logistics	246	181	65
Retail marketing	191	100	91
All other	41	7	34
	$1,172	$942	$230
Midstream

	Three Months Ended September 30,
	2014	2013	Change
Gathered volumes (MMBtu/d)	3,054,054	2,534,945	519,109
NGLs produced (Bbls/d)	191,286	114,968	76,318
Equity NGLs produced (Bbls/d)	13,747	11,777	1,970
Revenues	$827	$509	$318
Cost of products sold	633	340	293
Gross margin	194	169	25
Unrealized gains on commodity risk management activities	—	(3)	3
Operating expenses, excluding non-cash compensation expense	(31)	(30)	(1)
Selling, general and administrative expenses, excluding non-cash compensation expense	(4)	—	(4)
Segment Adjusted EBITDA	$159	$136	$23
Gathered volumes, NGLs produced and equity NGLs produced increased primarily due to increased production by our customers in the Eagle Ford Shale and a 400 MMcf/d increase in processing capacity.

Segment Adjusted EBITDA for the midstream segment reflected an increase in gross margin as follows:

	Three Months Ended September 30,
	2014	2013	Change
Gathering and processing fee-based revenues	$153	$116	$37
Non fee-based contracts and processing	43	52	(9)
Other	(2)	1	(3)
Total gross margin	$194	$169	$25
Midstream gross margin reflected an increase in fee-based revenues of $37 million primarily due to increased production and increased capacity from assets recently placed in service in the Eagle Ford Shale, partially offset by a decrease in non fee-based gross margin primarily due to a lower commodity price environment and changes in contract mix. The decrease in non fee-based gross margin reflected the conversion of certain non fee-based contracts into long-term fee-based contracts, which was partially offset by incremental fee-based gross margin of $3 million from new contracts in west Texas during the third quarter of 2014.
Segment Adjusted EBITDA for the midstream segment also reflected higher selling, general and administrative expenses primarily due to a reimbursement of legal fees of $3 million recorded in the prior period.
Liquids Transportation and Services
Our liquids transportation and services segment, previously named “NGL transportation and services,” includes crude oil pipeline projects (other than those owned by Sunoco Logistics) as well as NGL-related assets.

	Three Months Ended September 30,
	2014	2013	Change
NGL transportation volumes (Bbls/d)	418,932	274,051	144,881
NGL fractionation volumes (Bbls/d)	226,847	96,608	130,239
Revenues	$1,196	$548	$648
Cost of products sold	994	426	568
Gross margin	202	122	80
Unrealized (gains) losses on commodity risk management activities	(2)	1	(3)
Operating expenses, excluding non-cash compensation expense	(33)	(22)	(11)
Selling, general and administrative expenses, excluding non-cash compensation expense	(6)	(3)	(3)
Adjusted EBITDA related to unconsolidated affiliates	2	2	—
Segment Adjusted EBITDA	$163	$100	$63
The increase in NGL transportation volumes reflected an increase of approximately 93,000 Bbls/d in volumes transported on our wholly-owned pipelines, primarily due to an increase in NGL production from our Jackson processing plant and volumes transported to our Mont Belvieu, Texas facilities via our Justice pipeline. The remainder of the increase was from volumes transported out of west Texas and the Eagle Ford Shale on our Lone Star pipeline system. Average daily fractionated volumes increased due to the recent commissioning of our second 100,000 Bbls/d fractionator at Mont Belvieu, Texas in October 2013. These volumes include all physical and contractual volumes where we collected a fractionation fee.

Segment Adjusted EBITDA for the liquids transportation and services segment reflected an increase in gross margin as follows:

	Three Months Ended September 30,
	2014	2013	Change
Transportation margin	$84	$49	$35
Processing and fractionation margin	75	38	37
Storage margin	36	33	3
Other margin	7	2	5
Total gross margin	$202	$122	$80
Transportation margin increased $16 million due to higher volumes transported from west Texas and the Eagle Ford Shale on our Lone Star pipeline system and $19 million due to increases in NGL production from our processing plants that connect to various fractionators via our wholly-owned pipelines.
Processing and fractionation margin increased $40 million due to the startup of Lone Star’s second fractionator at Mont Belvieu, Texas in October 2013, partially offset by a decrease in margin attributable to our fractionator in Geismar, Louisiana. Margin from this fractionator was affected by the combined impacts from a less rich refinery off-gas feed for the three months ended September 30, 2014 compared to the prior period.
Storage margin increased due to increased throughput activity.
Other margin increased as a result of increased commercial optimization activities related to our fractionators, primarily due to the recent commissioning of the second fractionator at Mont Belvieu, Texas and the optimization of available storage capacity at our Mont Belvieu facilities.
Segment Adjusted EBITDA for the liquids transportation and services segment also reflected an increase in operating expenses due to the start-up of Lone Star’s second fractionator in Mont Belvieu, Texas in October 2013 and an increase of $5 million due to ad valorem taxes.
Interstate Transportation and Storage

	Three Months Ended September 30,
	2014	2013	Change
Natural gas transported (MMBtu/d)	5,591,903	6,081,246	(489,343)
Natural gas sold (MMBtu/d)	18,697	22,467	(3,770)
Revenues	$258	$311	$(53)
Operating expenses, excluding non-cash compensation, amortization and accretion expenses	(81)	(88)	7
Selling, general and administrative expenses, excluding non-cash compensation, amortization and accretion expenses	(16)	(18)	2
Adjusted EBITDA related to unconsolidated affiliates	103	105	(2)
Segment Adjusted EBITDA	$264	$310	$(46)

Distributions from unconsolidated affiliates	$69	$65	$4
Transported volumes decreased due to system outages for scheduled maintenance on the Trunkline and Panhandle pipelines, lower volumes on the Tiger pipeline due to decreased production from the Haynesville Shale, and lower utilization on the Transwestern pipeline. These decreases in volumes transported did not significantly impact revenues, which are primarily fixed fees for the reservation of capacity on our interstate pipelines.
Segment Adjusted EBITDA for the interstate transportation and storage segment decreased due to the deconsolidation of Lake Charles LNG effective January 1, 2014, which reduced Segment Adjusted EBITDA by $47 million.

Intrastate Transportation and Storage

	Three Months Ended September 30,
	2014	2013	Change
Natural gas transported (MMBtu/d)	8,799,708	9,438,372	(638,664)
Revenues	$601	$553	$48
Cost of products sold	438	385	53
Gross margin	163	168	(5)
Unrealized (gains) losses on commodity risk management activities	1	(6)	7
Operating expenses, excluding non-cash compensation expense	(46)	(48)	2
Selling, general and administrative expenses, excluding non-cash compensation expense	(9)	(6)	(3)
Adjusted EBITDA related to unconsolidated affiliates	(1)	—	(1)
Segment Adjusted EBITDA	$108	$108	$—
Transported volumes decreased primarily due to the reduction of volumes under certain long-term transportation contracts offset by increased volumes due to a more favorable pricing environment.
Intrastate transportation and storage gross margin decreased due to a $5 million decrease in transportation margin from reduced volumes and a $6 million decrease in storage margin principally driven by a decline in the spreads between the spot and forward prices on natural gas we own in the Bammel storage facility. These decreases were partially offset by an increase of $7 million in margin from natural gas sales and other primarily due to favorable results from our optimization activities.
Investment in Sunoco Logistics

	Three Months Ended September 30,
	2014	2013	Change
Revenues	$4,915	$4,528	$387
Cost of products sold	4,581	4,287	294
Gross margin	334	241	93
Unrealized gains on commodity risk management activities	(21)	(8)	(13)
Operating expenses, excluding non-cash compensation expense	(48)	(36)	(12)
Selling, general and administrative expenses, excluding non-cash compensation expense	(33)	(29)	(4)
Adjusted EBITDA related to unconsolidated affiliates	14	13	1
Segment Adjusted EBITDA	$246	$181	$65

Distributions from unconsolidated affiliates	$4	$3	$1
Segment Adjusted EBITDA related to Sunoco Logistics increased due to the net impacts of the following:

•
an increase of $48 million from crude oil acquisition and marketing activities, primarily due to an increase of $43 million in crude margins driven by expanded crude differentials and a $5 million increase in crude volumes resulting from higher market demand and expansion of the crude oil trucking fleet;

•
an increase of $14 million from terminal facilities, primarily due to improved contributions from Sunoco Logistics’ bulk marine terminals of $8 million and higher volumes and increased margins from refined products and NGL acquisition and marketing activities of $6 million; and

•	an increase of $6 million from refined products pipelines, primarily due to operating results from Sunoco Logistics’ Mariner West project; partially offset by

•
a decrease of $3 million from crude oil pipelines, primarily due to a decrease of $11 million from lower average pipeline revenue per barrel and a decrease of $6 million due to higher operating expenses, which included higher pipeline operating losses and contract services costs, partially offset by higher throughput volumes largely attributable to expansion projects placed in service.

Retail Marketing

	Three Months Ended September 30,
	2014	2013	Change
Retail gasoline outlets, end of period:
Total	6,497	4,972	1,525
Company-operated	1,210	443	767
Motor fuel sales:
Total gallons (in millions)	1,622	1,399	223
Company-operated (gallons/month per site)	184,594	202,500	(17,906)
Motor fuel gross profit (cents/gallon):
Total	14.7	11.2	3.5
Company-operated	30.8	28.3	2.5
Merchandise sales	$287	$141	$146

Revenues	$5,988	$5,298	$690
Cost of products sold	5,645	5,066	579
Gross margin	343	232	111
Unrealized losses on commodity risk management activities	4	1	3
Operating expenses, excluding non-cash compensation expense	(173)	(103)	(70)
Selling, general and administrative expenses, excluding non-cash compensation expense	(34)	(25)	(9)
LIFO valuation adjustment	51	(6)	57
Adjusted EBITDA related to unconsolidated affiliates	—	1	(1)
Segment Adjusted EBITDA	$191	$100	$91
Retail marketing gross margin increased due to the net impacts of the following:

•	an increase of $66 million from the acquisition of Susser in August 2014;

•	favorable impacts of $52 million from other recent acquisitions, including the MACS acquisition in October 2013;

•	an increase of $21 million from strong retail gasoline and diesel margins; and

•	an increase of $29 million due to favorable results in non-retail margins; partially offset by

•	unfavorable impacts of $57 million related to non-cash LIFO valuation adjustments.
Segment Adjusted EBITDA for the retail marketing segment also reflected an increase in operating expenses and in selling, general and administrative expenses primarily due to recent acquisitions.

All Other

	Three Months Ended September 30,
	2014	2013	Change
Revenues	$570	$526	$44
Cost of products sold	560	525	35
Gross margin	10	1	9
Unrealized gains on commodity risk management activities	2	7	(5)
Operating expenses, excluding non-cash compensation expense	—	(11)	11
Selling, general and administrative expenses, excluding non-cash compensation expense	(35)	(32)	(3)
Adjusted EBITDA related to discontinued operations	—	12	(12)
Adjusted EBITDA related to unconsolidated affiliates	47	31	16
Other	18	—	18
Elimination	(1)	(1)	—
Segment Adjusted EBITDA	$41	$7	$34

Distributions from unconsolidated affiliates	$16	$73	$(57)
Amounts reflected in our all other segment primarily include:

•	our natural gas marketing and compression operations;

•	an approximate 33% non-operating interest in PES, a refining joint venture;

•
our investment in Regency related to the Regency common and Class F units received by Southern Union (now Panhandle) in exchange for the contribution of its interest in Southern Union Gathering Company, LLC to Regency on April 30, 2013; and

•	our investment in AmeriGas until August 2014.
Segment Adjusted EBITDA increased primarily due to higher management fees, as further discussed below, and higher earnings from our investment in PES. Segment Adjusted EBITDA for the three months ended September 30, 2014 also reflected $24 million in merger related costs related to the Susser Merger.
In connection with the Lake Charles LNG Transaction, ETP agreed to continue to provide management services for ETE through 2015 in relation to both Lake Charles LNG’s regasification facility and the development of a liquefaction project at Lake Charles LNG’s facility, for which ETE has agreed to pay incremental management fees to ETP of $75 million per year for the years ending December 31, 2014 and 2015. These fees were reflected in “Other” in the “All other” segment and for the three months ended September 30, 2014 were reflected as an offset to operating expenses of $6 million and selling, general and administrative expenses of $12 million in the consolidated statements of operations.
The decrease in cash distributions from unconsolidated affiliates was primarily due to a decrease of $40 million in cash distribution from our ownership in PES. Additionally, cash distribution from our ownership in AmeriGas decreased $19 million as a result of selling our partnership unit interests in 2014.

SUPPLEMENTAL INFORMATION ON CAPITAL EXPENDITURES
(Tabular amounts in millions)
(unaudited)
The following is a summary of capital expenditures (net of contributions in aid of construction costs) during the nine months ended September 30, 2014:

	Growth	Maintenance	Total
Direct(1):
Midstream	$462	$12	$474
Liquids transportation and services(2)	278	14	292
Interstate transportation and storage	71	61	132
Intrastate transportation and storage	99	27	126
Retail marketing(3)	67	37	104
All other (including eliminations)	19	(2)	17
Total direct capital expenditures	996	149	1,145
Indirect(1):
Investment in Sunoco Logistics	1,840	47	1,887
Investment in Sunoco LP(3)	13	—	13
Total indirect capital expenditures	1,853	47	1,900
Total capital expenditures	$2,849	$196	$3,045

(1)	Indirect capital expenditures comprise those funded by our publicly traded subsidiaries; all other capital expenditures are reflected as direct capital expenditures.

(2)	Includes 100% of Lone Star’s capital expenditures, a portion of which are funded through capital contributions from Regency related to its 30% interest in Lone Star.

(3)
The retail marketing segment includes the investment in Sunoco LP, as well as ETP’s wholly-owned retail marketing operations. Capital expenditures incurred by Susser and Sunoco LP are reflected beginning on the acquisition date of August 29, 2014 and are broken out between direct and indirect amounts. Capital expenditures by Sunoco LP are reflected as indirect because Sunoco LP is a publicly traded subsidiary.

We currently expect capital expenditures (net of contributions in aid of construction costs) for the full year 2014 to be within the following ranges:

	Growth		Maintenance
	Low	High	Low	High
Direct(1):
Midstream	$750	$850	$10	$15
Liquids transportation and services(2)	400	450	20	25
Interstate transportation and storage	110	130	110	115
Intrastate transportation and storage	150	160	30	35
Retail marketing(3)	150	185	60	70
All other (including eliminations)	70	80	10	20
Total direct capital expenditures	1,630	1,855	240	280
Indirect(1):
Investment in Sunoco Logistics	2,400	2,600	65	75
Investment in Sunoco LP(3)	55	70	—	5
Total indirect capital expenditures	2,455	2,670	65	80
Total projected capital expenditures	$4,085	$4,525	$305	$360

(1)	Indirect capital expenditures comprise those funded by our publicly traded subsidiaries; all other capital expenditures are reflected as direct capital expenditures.

(2)	Includes 100% of Lone Star’s capital expenditures. We expect to receive capital contributions from Regency related to its 30% interest in Lone Star of between $95 million and $120 million.

(3)
The retail marketing segment includes the investment in Sunoco LP, as well as ETP’s wholly-owned retail marketing operations. Capital expenditures incurred by Susser and Sunoco LP are reflected beginning on the acquisition date of August 29, 2014 and are broken out between direct and indirect amounts. Capital expenditures by Sunoco LP are reflected as indirect because Sunoco LP is a publicly traded subsidiary.

SUPPLEMENTAL INFORMATION ON UNCONSOLIDATED AFFILIATES
(In millions)
(unaudited)

	Three Months Ended September 30,
	2014	2013	Change
Equity in earnings (losses) of unconsolidated affiliates:
AmeriGas	$(3)	$(19)	$16
Citrus	32	28	4
FEP	14	14	—
Regency	6	8	(2)
PES	14	(11)	25
Other	6	8	(2)
Total equity in earnings of unconsolidated affiliates	$69	$28	$41

Proportionate share of interest, depreciation, amortization, non-cash items and taxes:
AmeriGas	$3	$28	$(25)
Citrus	52	57	(5)
FEP	5	6	(1)
Regency	20	18	2
PES	7	5	2
Other	7	9	(2)
Total proportionate share of interest, depreciation, amortization, non-cash items and taxes	$94	$123	$(29)

Adjusted EBITDA related to unconsolidated affiliates:
AmeriGas	$—	$9	$(9)
Citrus	84	85	(1)
FEP	19	20	(1)
Regency	26	26	—
PES	21	(6)	27
Other	13	17	(4)
Total Adjusted EBITDA related to unconsolidated affiliates	$163	$151	$12

Distributions received from unconsolidated affiliates:
AmeriGas	$—	$19	$(19)
Citrus	50	47	3
FEP	19	18	1
Regency	15	14	1
PES	—	40	(40)
Other	7	6	1
Total distributions received from unconsolidated affiliates	$91	$144	$(53)